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                                                                    EXHIBIT 99.1

NTWO : N2H2 INC (NASDAQ)
All Headlines
N2H2 Acquires iseek, Ltd.

Strategic Combination Expands Services into Asia-Pacific Markets; Top Australia-based Portal, Search and Filtering Company Furthers N2H2's Global Strategy

SEATTLE--(BUSINESS WIRE)--Feb. 24, 2000--Leading Internet infrastructure company N2H2, Inc. (Nasdaq: NTWO) announced today the acquisition of privately-held iseek, Ltd., in an all-stock transaction.

This strategic combination gives N2H2 a substantial presence in Australia and New Zealand markets at a time when local regulatory requirements for content filtering are providing a strong impetus for rapid customer adoption and revenue growth. With a strong regional base located in Australia, N2H2 intends to pursue significant opportunities in Asian markets where deregulation and cultural differences are expected to create an unprecedented demand for Internet filtering services.

Throughout Australia and New Zealand, iseek serves homes, businesses, and schools through a number of strategic partnerships, including facilities-based telecommunications providers and such network providers as Telstra, SchoolsNet, and Cable and Wireless Optus. The company is positioned to take advantage of Australian legislative requirements mandating nationwide filtering that took effect January 1, 2000. iseek currently has 1.1 million users, operates a consumer portal with localized content (http://www.iseek.com.au/), and provides the default search engine for Australian schools.

Founded in Brisbane as Infopro in 1998, iseek's products utilize N2H2's proprietary categorization technology and operate through N2H2's content delivery network, the Internet gateway for more than 11 million users worldwide. N2H2's acquisition also includes iseek's Internet Content Filtering Network technology, which allows any user, irrespective of location or ISP, to obtain filtered access to the Internet. iseek's product for homes and families, branded iFilter, was co-developed with N2H2 and provides the ability to set different filtering levels for each family member. N2H2 plans to deploy customizable versions of this product in Asia, North America, Europe, and other customer locations worldwide.

States N2H2 CEO Peter Nickerson, "iseek brings to N2H2 a leading market presence with a significant customer base, technology which will accelerate the global expansion of our filtering and content management technologies, and a strong regional platform for Asia-Pacific growth opportunities."

"Our combination of ISP relationships, client (PC) product and existing school contracts -- coupled with our growing reputation throughout the Asia-Pacific region -- means we are poised to serve the demand for content management and Web delivery services in all markets: business, consumer and education," said Jason Gomersall, managing director of iseek.

Under the terms of the acquisition, the shareholders of iseek will receive 925,000 shares of N2H2 common stock. The transaction is valued at approximately $16 million and will be accounted for using the purchase accounting approach. This combination will be additive to N2H2's revenues on a per share basis. Immediately following the acquisition, all employees and offices will remain in operation, and N2H2 plans on injecting capital for marketing and infrastructure rollout to accelerate growth in Australia and the Asia-Pacific region. N2H2 CEO Peter Nickerson and COO David Arnold will join the iseek board.

For N2H2, the iseek acquisition, combined with the recent announcement of N2H2's alliance with Japan's Nissho Electronics, reinforces the company's position as the growing global leader in delivering value-added Internet services that empower choice -- assuring safety, productivity, privacy and a positive Web experience while promoting bandwidth efficiency.
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"The sun never sets on N2H2's premier technology," added Nickerson. "Our balance between advanced Internet technology and human review that delivers the Internet to users the way they want to see it is now supported round-the-world by round-the-clock service."

ABOUT N2H2

Founded in 1995, N2H2, Inc. is a leading Internet infrastructure company. N2H2 provides categorization of Internet Web sites that its customers use to manage their end-users' Internet experience. Its database is built and managed by a sophisticated combination of proprietary technology and human review, providing the best way of keeping pace with the rapidly growing content on the Internet. The database is the largest and most dynamic of its kind, covering millions of Web sites from around the world. N2H2's product offerings include Bess(R)-brand filtering and the Searchopolis(SM) educational portal with filtered search for schools, and enterprise-level filtering, caching and filtered search solutions for businesses and ISPs. Additional information about the company, which is based in Seattle, Washington, is available at www.n2h2.com or by calling 206/336-1501 or 800/971-2622.

Except for the historical information contained herein, this press release contains forward-looking statements. Such forward-looking statements including statements containing the words "executes," "opportunity," "intends" and similar words are subject to various known and unknown risks and uncertainties and are therefore not a guarantee of future performance. The potential risks and uncertainties which could cause actual growth and results to differ materially include but are not limited to, the volatile and competitive nature of the Internet filtering industry, changes in domestic and international market conditions, the success of the company's brand development systems efforts, and customer acceptance of the company's services, products and fee structures. Further information on the factors and risks that could affect N2H2's business, financial condition and results of operations are included under the Risk Factor's Sections of N2H2's public filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1 (File No. 333-78495), that are available at http://www.sec.gov.


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Contact:

     N2H2
     Elizabeth Ward, 206/336-1509
     eward@n2h2.com